Exhibit 99.1

Brigham Exploration Announces Discoveries and Provides Operational Update

          AUSTIN, Texas, Aug. 3 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced drilling discoveries, the successful completion of its first Bakken well in North Dakota, and provided an operational update.

          SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Well	Objective	Category	WI%	NRI	Status / Comments

Field 18-19 1-H	Bakken	Exp	100%	79%	Completed @ early rate of 200 Bopd, currently 105 Bopd, install tubing & pump

State Tract 109 #1	Lwr Frio	Exp	75%	55%	Completing Turtle Ridge test with approx. 60’ apparent pay plus 73’ potential pay

Sullivan F-33	Vicksburg	Dev	100%	76%	Completing, approximately 62’ of 9800’ sand pay, potential deeper pays

Ivins #1-19	Springer	Dev	38%	30%	Completing, ~60’ apparent pay, comparable to Hajek (initial rate of 2.5 MMcfed)

Dawson #4	Vicksburg	Dev	100%	76%	Completed from 9800’ sands at ~ 3.0 MMcfed, “Brigham” sand behind pipe

Derek #3	Douglas	Dev	96%	77%	Completing, flowing back after stimulation, offsetting other producer

Mills Ranch #1-99S	Hunton	Dev	93%	63%	Completed and currently producing approximately 1.5 MMcfed

Well	Objective	Category	WI%	NRI	Status / Comments

Cotten Land #1	Oligocene	Dev/Exp	41%	29%	Production tested @ ~10.1 MMcfed, sales expected in mid to late September

Kinder Canal Co. #1	Yegua,etc.	Exp	33%	25%	Drilling S. Louisiana bright spot test (Plassey Prospect) @ 8600’ with good shows

Erickson 8-17 1-H	Bakken	Exp	100%	79%	Drilling 2nd horizontal with good shows @ 18,000’, expect to stimulate late August

Krejci #1	Mowry	Exp	50%	40%	Drilling 1st horizontal Mowry well @ 6,143’, completion expected late August

Mills Ranch 96 #1	Hunton	Dev	68%	56%	Drilling @ 20,800’ targeting Hunton @ 24,500’, results expected in September

Sullivan C-33	Vicksburg	Dev	100%	76%	Preparing to spud potentially high production rate Floyd Field development well

Kathyrn Dufrene #1	Cris I.	Exp	25%	19%	Preparing to spud S. Louisiana Gambino test, results expected late September

C. Broadcasting #1	Yegua,etc.	Exp	33%	24%	Planned August spud of S. Louisiana multi pay bright spot test (Leuthen Prospect)

Mracheck 15-22 1-H	Bakken	Exp	100%	77%	Planned August spud of 3rd of at least three 2006 horizontal Bakken wells

20 Mi. Creek Fed. #2	Muddy/ Dakota	Exp	37.5%	30%	Planned late August spud of 9,800’ Niobrara Co., WY conventional test

Williams Land #1	Planulina	Exp	59%	43%	Planned Sept. spud of high potential S. Louisiana well, results expected in November

Green Ranch #1	Lwr Frio	Exp	75%	56%	Planned late September spud of high potential test, results expected in November

          Rockies Plays

          Completion of First of Three Williston Basin Horizontal Bakken Wells - Brigham has successfully completed its first horizontal Bakken well, which subsequent to fracture stimulation flowed at rates as high as 200 barrels of oil per day, though the daily rate has declined to a current rate of approximately 103 barrels of oil, 100 Mcf of natural gas and 60 barrels of water per day.  Brigham anticipates eventually running tubing and installing a rod pump, which Brigham believes should increase the production rate for the well.

          Bud Brigham the Chairman, President and CEO stated, “The Field 18-19 1-H confirms the productivity of our Bakken acreage.  Although it is early, we believe that the results to date in the play, including our well and other wells drilled in the area, indicate that the play will likely, over the long term, hold meaningful net asset value for our shareholders.  As with any unconventional play, it will take some time to learn how to optimize our drilling and completion techniques, and we therefore expect the results to improve over time.  In the next few weeks, we’ll reach total depth on the Erickson 8-17 1-H, and we’ve scheduled a fracture stimulation for this well later this month.  Given the early encouragement in the Bakken, as well as various other objectives, we’ve increased our acreage position in the play to approximately 80,000 net acres.”

          Commencement of First of Four Powder River Basin Wells - Brigham is currently drilling the Krejci #1 at a depth of approximately 6,143 feet, with plans to horizontally drill a 1,600 foot lateral in the Mowry Shale at a depth of approximately 7,375 feet.  Brigham expects the Krejci to reach total depth in the next several weeks, with a fracture stimulation of the well planned for late August.  Brigham operates the Krejci #1 with a 50% working interest, with American Oil and Gas, Inc. (Nasdaq: AEZ) retaining most of the remaining working interest.  Subject to satisfying the terms of the joint venture with American Oil and Gas, Brigham will hold over 31,000 net acres in the Mowry play, and with success over 150 net wells could be drilled to fully develop the acreage.

          Gulf Coast Frio Trend

          Apparent Lower Frio Exploration Discovery - Brigham is currently completing the State Tract 109 #1, which encountered approximately 60 feet of apparent Lower Frio pay, with an additional 73 feet of potential pay that will likely be tested.  The well was drilled to test the Turtle Ridge Prospect, a Lower Frio structure covering approximately 500 acres. Brigham expects to begin production testing the well in mid-August.  Brigham operates the State Tract 109 #1 with a 75% working interest, with Royale Energy, Inc. (Nasdaq: ROYL) as a participant with a 25% working interest.

          Bud Brigham stated, “It appears that the State Tract 109 #1 should make a good well.  Given the size of the structure and the amount of potential pay, it could be a substantial discovery.  However, extended production testing of the various potential pay intervals will be required to delineate the ultimate impact.”

          Gulf Coast Louisiana Miocene Trend

          Mystic Bayou, St. Martin Parish - By late August, Brigham expects to commence the high reserve potential Williams Land Company #1 well.  The Williams Land Company #1 is expected to test the Lower Planulina objective structurally high to two wells that have combined to produce approximately 57 Bcfe to date.  Brigham retains an approximate 59% working interest in the Williams Land Company #1, with Penn Virginia (NYSE: PVA) also retaining a significant working interest in the well.  Results are expected in November.

          Bayou Postillion Project, Iberia Parish - In May, Brigham production tested its first Bayou Postillion well, the Cotten Land Corp. #1, at a rate of approximately 10.1 MMcfe per day with strong flowing pressures.  The Cotten Land #1 encountered approximately 34 feet of apparent pay about 324 feet high to a down dip producer.  The down dip producer, which was completed in August of 2005 at 10 MMcfe per day, almost one year later is continuing to produce at roughly the same rate and to date has produced approximately 3.1 Bcfe.  The Cotten Land #1 is expected to be producing to sales in mid to late September, with an estimated initial production rate between 8 and 15 MMcfe per day.

          Bud Brigham, the Chairman, President and CEO stated, “We continue to be excited about our activities in the Bayou Postillion project, though an earlier hook-up of the Cotten Land #1 would have positively impacted our third quarter production volumes.  We are also excited to be commencing our first Mystic Bayou test, almost two months earlier than previously anticipated.  The Williams Land Company #1 is one of the four high reserve potential wells we have planned for the remainder of 2006.

          Gulf Coast Vicksburg Trend

          Third Successful 100% Working Interest 2006 Vicksburg Completion - Brigham recently completed the Triple Crown Field Dawson #4 well from the 9800’ sands at an initial rate of approximately 2.8 MMcf of natural gas and 27 barrels of condensate (3.0 MMcfe) per day.  Approximately 70 feet of gross “Brigham” sand remains behind pipe.  This zone will likely be added to the production stream at a later date.  Brigham’s 100% working interest is subject to a 16.5% working interest back-in at payout and an additional 16.5% working interest back-in at 200% payout.

          Fourth Apparently Successful 100% Working Interest 2006 Vicksburg Well - The Sullivan F-33 encountered approximately 62 feet of apparent net pay in the Upper Vicksburg 9800’ sands.  The well was subsequently drilled through the Loma Blanca and Vicksburg ‘6’ intervals with good drilling shows, to a total depth of 13,600 feet.  While tripping out to wire line log the deeper intervals, the drill string became differentially stuck and we are currently attempting to free the drill pipe to conduct logging operations.  Brigham expects to commence production testing the Sullivan F-33 to sales by late August.  Brigham’s 100% working interest is subject to a 16.5% working interest back-in at payout and an additional 16.5% working interest back-in at 200% payout.

          Planned August Commencement of 100% Working Interest Floyd Fault Block Field Well - Brigham is preparing to commence the Sullivan C-33 to further develop the Floyd Fault Block.  Brigham will retain a 100% working interest in the Sullivan C-33, subject to a 33% working interest back-in after payout. Results are expected in early October.

          Bud Brigham the Chairman, President and CEO stated, “As we had anticipated, our Vicksburg drilling has provided meaningful proved developed reserve additions and production growth during 2006.  We’ve roughly doubled our production in the Vicksburg since early 2005.  Looking forward, we are very excited to be commencing a Floyd Fault Block test later this month.  This well, the Sullivan C-33, offsets the Sullivan #10, which produced at an early rate of 15 MMcfe per day, is currently producing approximately 6.6 MMcfe per day, and in 27 months has produced approximately 7 Bcfe.  Given that we’ve managed to increase our working interest in the Sullivan C-33 to 100%, this well could materially impact our production and reserves late in the year.”

          Anadarko Basin Hunton Trend

          Mills Ranch Field Update - Subsequent to completion, the Mills Ranch #1-99S well commenced production in early June 2006 at approximately 6.0 MMcfe per day and by mid-June was producing approximately 2.5 MMcfe per day. Currently, the well is producing approximately 1.5 MMcfe per day.  Though the rate of production decline has decreased significantly, it will take more time to determine the long-term productivity of the well.  In June, it became apparent that the Mills Ranch 98-2 had developed an apparent tubing leak.  On July 1st, we commenced operations to pull the tubing and remediate the well, but became stuck at a depth of approximately 12,000 feet.  We are currently above the stuck point and are attempting to fish the remaining tubing from the well.  Prior to the apparent tubing leak in early June, the Mills Ranch 98-2 was producing approximately 3.3 MMcfe per day.

          2006 OPERATIONAL STATISTICS

          Thus far in 2006, Brigham has spud 26 wells, retaining an average working interest of approximately 61%.  Seventeen of these wells have been or are currently being completed, three have been plugged and six are currently drilling.  Three additional wells are expected to commence in the next seven days.  Brigham’s gross and net completion rate thus far in 2006 is 85% and 86%, respectively.

          Bud Brigham stated, “We believe that our drilling during the first six months of the year, led by our development drilling, easily more than replaced production with proved developed reserves.  Although development drilling dominated our activity during the first six months of the year, the Field 18- 19 1-H Bakken discovery and the apparent and potentially significant State Tract 109 #1 Frio discovery are the first of a number of wells that could substantially add to our already deep inventory of developmental drilling projects.  Given the significant high working interest wells awaiting hook-up to sales or completing, and given our overall operational momentum, we expect production volume growth to accelerate as we move through the second half of 2006.”

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          FORWARD LOOKING STATEMENTS DISCLOSURE

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws.  Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  Forward-looking are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:     Rob Roosa, Finance Manager
                             (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                                            08/03/2006
          /CONTACT:     Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /
          (BEXP AEZ ROYL PVA)

CO:     Brigham Exploration Company; American Oil and Gas, Inc.; Royale Energy, Inc.; Penn Virginia, California
ST:     Texas, Oklahoma, Pennsylvania
IN:      OIL
SU:     DSC